Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated November 20, 2020, relating to the balance sheet of Fortress Value Acquisition Corp. III as of September 9, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 28, 2020 (inception) through September 9, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 20, 2020